EXHIBIT 10.85

September 21, 2007 Cmark International - Commercial Marketing, Corp.
C/O Eric Bromenshenkel and Charles W. Jones	telephone
8570 Two Notch Rd. Suite 4	(651) 330-7692
Columbia, South Carolina 29223	facsimile
(651) 494-0704
Gentlemen:	www.sterlinginv.com

The purpose of this letter is to outline terms under which Sterling Management, Inc. ("Sterling") will extend the maturity date of the Promissory Note (the "Note") dated August 25, 2005 and issued by Commercial Marketing , Corp. currently known as Cmark International, Inc. (Cmark).  Except as provided in this letter, all terms of the Note and the related documents, including the Continuing Guaranty & Waiver dated 8/25/05, the Security Agreement dated 8/25/05, and the UCC-1 Financial Statement filed on 10/28/05 (collectively, with the Note, the "Agreements"), remain in effect with all rights and remedies intact.

The following terms to extend are for the total amount of the original note face valued at $750,000.

TERMS

1.	The final maturity date of the Note will be extended until January 31, 2008 at which point all unpaid principal and accrued but unpaid interest will be due and payable.
2.
A Deposit Account Control Agreement in form and content satisfactory to Sterling will be issued to Sterling by September 30, 2007 covering all deposit accounts held by Cmark at any depository institution.  At any time that Sterling is required to fully exercise its rights under the Deposit Account Control Agreement to collect any amounts due, Cmark will pay a 3% penalty on the unpaid principal of the Note.

3.	The Note will pay 16% interest on an annualized basis on the unpaid principal and accrued but unpaid interest each month.
4.	Monthly payments in the amount of $10,000 will be made on the 30th of each month with the first payment on the extension due by September 30, 2007.
5.	As consideration for extending the Note, Cmark will issue Sterling or its assigns additional warrants to purchase 200,000 shares of Cmark common stock at an exercise price of $.25 per share.
6.	Cmark will attempt with diligence to secure financing sufficient enough to pay off the entire note within 30 to 60 days.
7.
In the event Sterling is not taken out of the note within 30 to 60 days, and, at such time as the SB2 filing is complete and the resultant capital injection of an additional $400,000 from Trafalgar takes place, Cmark will pay Sterling a lump sum of $50,000 against the principal balance.  At the same time the monthly payment will adjust to $9333.00.

8.	In the event Sterling is not taken out of the note by January 1, 2008, Cmark agrees to pay another $50,000 against existing principal. At the same time the monthly payment will adjust to $8667.00.
9.	Any legal fees incurred to extend this note and review, negotiate and execute the Deposit Account Control Agreement, will be paid by Cmark.

These Terms are agreed to by:

/s/   David M. Engstrom

David M. Engstrom
President
Sterling Management, Inc.

And

/s/   Charles W. Jones, Jr.

Charles W. Jones, Jr.
President
Cmark International.